BCB Bancorp, Inc., Announces Record Annual Earnings

BAYONNE, NJ - January 26, 2007 - BCB Bancorp, Inc., Bayonne, NJ (Nasdaq: BCBP) announced net earnings for the year ended December 31, 2006 of $5.57 million compared to $4.73 million for the year ended December 31, 2005, an increase of $838,000 or 17.7%. Basic and diluted earnings per share were $1.11 and $1.08 respectively for the year ended December 31, 2006 as compared to $1.25 and $1.20 for the year ended December 31, 2005. The weighted average number of common shares outstanding for the twelve months ended December 31, 2006 for basic and diluted earnings per share calculations was 5,005,000 and 5,173,000 respectively. The weighted average number of shares outstanding for the twelve months ended December 31, 2005 for basic and diluted earnings per share calculation purposes was 3,769,000 and 3,949,000 respectively.

As of December 31, 2006 total assets increased by $44.6 million or 9.6% to $510.8 million from $466.2 million as of December 31, 2005. Loans receivable increased by $33.6 million or 11.8% to $318.1 million as of December 31, 2006 from $284.5 million as of December 31, 2005. Securities held-to-maturity increased by $8.7 million or 6.2% to $148.7 million as of December 31, 2006 from $140.0 million as of December 31, 2005. Deposits increased by $19.8 million or 5.5% to $382.7 million as of December 31, 2006 from $362.9 million as of December 31, 2005. Total stockholders' equity increased by $4.2 million or 8.8% to $52.0 million at December 31, 2006 from $47.8 million at December 31, 2005. The increase in stockholders' equity primarily reflects net income of $5.6 million for the year ended December 31, 2006 partially offset by the distribution of a special cash dividend paid to shareholders during the third quarter of $0.30 per share or $1.5 million.

Net income increased by $838,000 or 17.7% to $5.57 million for the year ended December 31, 2006 from $4.73 million for the year ended December 31, 2005. The increase in net income resulted primarily from increases in net interest income and non-interest income and a decrease in the provision for loan losses, partially offset by increases in non-interest expense and income taxes. Net interest income increased by $1.9 million or 11.9% to $17.8 million for the year ended December 31, 2006 from $15.9 million for the year ended December 31, 2005. This increase resulted primarily from an increase in average interest earning assets of $78.4 million or 19.4% to $481.7 million for the year ended December 31, 2006 from $403.3 million for the year ended December 31, 2005 and an increase in the yield on average interest earning assets to 6.49% for the year ended December 31, 2006 from 6.24% for the year ended December 31, 2005, partially offset by an increase in average interest bearing liabilities of $51.4 million or 14.4% to $407.9 million for the year ended December 31, 2006 from $356.5 million for the year ended December 31, 2005 and an increase in the cost of average interest bearing liabilities to 3.30% for the year ended December 31, 2006 from 2.59% for the year ended December 31, 2005. The disproportionate increase in the cost of deposits as compared to our yield on assets reduced our net interest margin to 3.69% for the year ended December 31, 2006 from 3.95% for the year ended December 31, 2005.

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Donald Mindiak President & CEO commented,  "Consistent with prior year end trend results, the Company has recorded its sixth consecutive year of increasing profitability. Balance sheet growth, while measured, has been consistent with capital levels. Similarly, operating statement results reflect the successful implementation of our business plan; that of growing the Company gradually while utilizing the additional capital raised last year. The opening of our fourth office in Hoboken is anticipated to occur during the first quarter of 2007. As the business climate for financial institutions appears to be becoming more
challenging   due  to  the  inverted  yield  curve,   we  look  to  embrace  the
opportunities these challenges present in our pursuit of increasing both franchise and shareholder value."

Bayonne Community Bank presently operates three offices located in Bayonne, New Jersey.

This discussion, and other written material, and statements management may make, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by the use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," "may," "will," "should," "could," "predicts," "forecasts," "potential," or "continue" or similar terms or the negative of these terms. The Company's ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, legislation, and regulation; changes in monetary and fiscal policies of the United States Government, including policies of the United States Treasury and Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services, loan, deposit, and investment products in the Company's local markets; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company's operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this discussion. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.